EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Playtex Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-88806, 333- 31703, 333-31224 and 333-74586) on Form S-8 of Playtex
Products, Inc. of our report dated January 28, 2002, except as to Note 20, which is as of March 25, 2002, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of earnings, changes in stockholders' equity and accumulated other comprehensive earnings and cash flows for the twelve months ended December 29, 2001, December 30, 2000 and December 25, 1999 and the related consolidated financial statement schedule, which report appears in the December 29, 2001 annual report on Form 10-K of Playtex Products, Inc.


/s/ KPMG LLP

New York, New York
March 27, 2002